Registrant requests automatic effectiveness upon filing as per Rule 462 of the Securities Act of 1933


      As filed with the Securities and Exchange Commission on May 29, 1997
                          Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                _______________

                                    Form S-8
                             Registration Statement
                                     Under
                           The Securities Act of 1933
                                _______________

                                 MBf USA, Inc.
               (Exact name of issuer as specified in its charter)

        Maryland                                                 73-1326131
------------------------                                      ----------------
(State of Incorporation)                                      (I.R.S. Employer
                                                             Identification No.)


500 Park Blvd., Suite 1260, Itasca, Illinois                       60143-2639
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)


     MBf USA, Inc. Amended and Restated Omnibus Equity Compensation Plan
-------------------------------------------------------------------------------
                           (Full title of the plan)

                             Mr. Edward J. Marteka
                                 MBf USA, Inc.
                         500 Park Boulevard, Suite 1260
                            Itasca, Illinois  60143

                                With a copy to:

                          Mitchell D. Goldsmith, Esq.
                            Dennis B. O'Boyle, Esq.
                            Shefsky & Froelich Ltd.
                                444 N. Michigan
                            Chicago, Illinois  60611
-------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (630) 285-9191
-------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


Title of Securities   Amount to be  Proposed Maximum   Proposed Maximum      Amount of
  to be Registered     Registered    Offering Price   Aggregate Offering  Registration Fee
                                       Per Share            Price
-------------------------------------------------------------------------------------------
Common Stock, par     400,000 (1)         $5.125 (2)      $4,100,000 (2)       $413.19 (3)
value $1.00

(1) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Registrant which results in a change in the number of shares issuable pursuant to outstanding awards under the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of Regulation C, on the basis of the average of the high and low prices of the shares of common stock of the Registrant on the Nasdaq SmallCap Market on May 27, 1997.

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also relates to 228,827 shares of Common Stock (as adjusted for a 1 for 10 split) previously registered under registrant's Registration Statement on Form S-8 (SEC File No. 33-71132, filed November 1, 1993). The registration fee has been reduced by $952.11 to reflect the registration fee allocable to such previously registered shares.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference into this Registration Statement:

     1. The Company's Annual Report on Form 10-K, for fiscal year ended December 31, 1996 (filed on April 11, 1997).

     2. The Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1997 (filed on May 15, 1997).

     3. The Company's Current Report on Form 8-K dated March 27, 1997 (filed April 5, 1997).

     4.    The Company's Form 8-A dated February 2, 1989.

     5. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus.

     All documents filed subsequently to the foregoing by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                                  (See Item 3)

Item 5.    Interests of Named Experts and Counsel.

                                 Not Applicable

Item 6.    Indemnification of Directors and Officers.

     The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles") include such a provision limiting liability to the fullest extent permitted by the MGCL.

     The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer or director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide indemnification and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

Item 7.    Exemption from Registration Claimed.

                                 Not Applicable

Item 8.    Exhibits.

Exhibit No.

   3       Certificate of Merger

  3(a)     Articles of Incorporation

  3(b)     Amendment to Articles of Incorporation

  3(c)     By-laws

   4       Articles of Incorporation (see Exhibit 3(a))

    5      Opinion of Coon & Schach L.L.C. re: legality

   10      MBf USA, Inc. Amended and Restated Omnibus Equity Compensation Plan

 23(a)     Consent of Coon & Schach L.L.C. (see Exhibit 5)

 23(b)     Consent of Arthur Andersen L.L.P.

   24      Power of Attorney (see the Signature Page to this Registration
           Statement)

Item 9.    Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                 (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

     2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on May 29, 1997.


                                         MBf USA, INC.


                                         By:  /s/ Edward J. Marteka
                                              -------------------------
                                              Edward J. Marteka
                                              President

                           GRANT OF POWER OF ATTORNEY

     Each person whose signature appears below as a Director and/or officer of MBf USA, Inc. hereby constitutes and appoints Edward J. Marteka and Stephen Tan his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                                   TITLE                                     DATE

/s/ Heng Sewn Loi
-------------------------------------
Heng Sewn Loi                           Chief Executive Officer & Chairman     May 29, 1997

/s/ Tan Sri Dato (Dr.) Hean Heong Loy
-------------------------------------
Tan Sri Dato (Dr.) Hean Heong Loy       Director                               May 29, 1997

/s/ Loy Teik Hok
-------------------------------------
Loy Teik Hok                            Director                               May 29, 1997

/s/ Teoh Cheng Soon
-------------------------------------
Teoh Cheng Soon                         Director                               May 29, 1997

/s/ Edward J. Marteka
-------------------------------------
Edward J. Marteka                       Director                               May 29, 1997

-------------------------------------
George J. Mennen                        Director

-------------------------------------
Robert Simmons                          Director

-------------------------------------
Don Arnwine                             Director

/s/ Stephen Tan
-------------------------------------
Stephen Tan                             Secretary, Chief Financial Officer     May 29, 1997
                                        and Chief Accounting Officer

                                    EXHIBITS


Exhibit No.

   3         Certificate of Merger

  3(a)       Articles of Incorporation

  3(b)       Amendment to Articles of Incorporation

  3(c)       By-laws

   4         Articles of Incorporation (see Exhibit 3(a))

   5         Opinion of Coon & Schach, L.L.C. re: legality

   10        MBf USA, Inc. Amended and Restated Omnibus Equity Compensation Plan

  23(a)      Consent of Coon & Schach, L.L.C. (see Exhibit 5)

  23(b)      Consent of Arthur Andersen LLP

   24        Power of Attorney (see the Signature Page to this Registration
             Statement)